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                                                                      EXHIBIT 99


Private Securities Litigation Reform Act of 1995
Safe Harbor Compliance Statement for Forward-Looking Statements

In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. ISS Group, Inc. ("ISS") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act.

In addition to the other information in this Quarterly Report on Form 10-Q, stockholders should carefully consider the following factors in evaluating the Company and its business, as well as the Risk Factors set forth in the Company's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on March 23, 1998.

To qualify oral forward-looking statements for protection under the Reform Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. ISS provides the following information in connection with its continuing effort to qualify forward-looking statements for the safe harbor protection of the Reform Act.


SIGNIFICANT POTENTIAL FLUCTUATIONS IN FUTURE OPERATING RESULTS

         The Company's future revenues and operating results are uncertain and are expected to fluctuate from quarter to quarter and from year to year due to a combination of factors, including the level of demand for the Company's products, the volume and timing of orders, product and price competition, the Company's ability to expand its domestic and international sales and marketing organizations, the Company's ability to develop new and enhanced products, the Company's ability to attract and retain key technical, sales and managerial personnel, the mix of distribution channels through which the Company's products are sold, the growth in the acceptance of, and activity on, the Internet and World Wide Web ("Web"), particularly by corporate, institutional and government users, the growth of private Internet protocol ("IP") networks (or "intranets"), the extent to which unauthorized access and use of online information is perceived as a threat to network security, customer budgets, the assertion of infringement claims with respect to the Company's intellectual property, seasonal trends in customer purchasing, foreign currency exchange rates, general economic factors and risks concerning the rapid change in technology. As the Company increasingly focuses on sales of the Company's product suite rather than individual products, the Company expects that the sales cycle associated with the purchase of the Company's products will lengthen. In addition, the amount of revenues associated with particular licenses can vary significantly based upon the number of products that are licensed and the number of devices involved in the installation. The Company has experienced, and may continue to experience from time to time, large individual license sales which can cause significant variations in quarterly license revenues. Moreover, small delays in customer orders can cause significant variability in the Company's license revenues and results of operations for any particular period. As a result, the timing of significant orders is unpredictable and, like many software companies, the Company typically realizes a significant portion of its software license revenues in the last month of a quarter. The Company establishes its expenditure levels for product development, sales and marketing and other operating expenses based, in large part, on its expected future revenues. As a result, if revenues fall below expectations, operating results and net income are likely to be adversely and disproportionately affected because only a small portion of the Company's expenses vary with its revenues.




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                                                                      EXHIBIT 99

LIMITED OPERATING HISTORY

         The Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based and is subject to all of the risks inherent in the establishment of a new business enterprise. The Company has never achieved profitability, nor does the Company expect to achieve profitability in the foreseeable future.

COMPETITION

         The market for security monitoring, detection and response products and services is intensely competitive and the Company expects competition to increase further in the future. There can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other competitive resources.


RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

         The market for the Company's products is characterized by rapid technological advances, including by those seeking to establish more secure systems and those seeking to compromise such systems, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. As a result, the Company must continually change and improve its products in response to changes in operating systems, application and networking software, computer and communications hardware, programming tools and computer language technology.

INTELLECTUAL PROPERTY RIGHTS; USE OF LICENSED TECHNOLOGY

         The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position.

         Although the Company is not aware that any of its products infringes the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products and, in fact, a competitor has recently filed a complaint alleging infringement of its patents by the Company's intrusion detection technology. The Company is vigorously defending this suit, and although the Company believes that the claims asserted are without merit, there can be no assurance that the Company will prevail in this suit or, if the Company does not prevail, that no material adverse affect to the Company's results of operations will result. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming distract management attention, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH THE EMERGING MARKET FOR SECURITY PRODUCTS

         The market for the Company's products is rapidly evolving. There can be no assurance that Internet protocols will continue to be used to facilitate communications or that the market for security monitoring, detection and response systems in general will continue to expand. If the market for products to monitor Internet and intrant security fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially and adversely affected.


OTHER RISK FACTORS

         In addition to the above-referenced items, the Company's business, financial condition and results of operations may be affected by (i) risks associated with its international operations, (ii) the Company's reliance on indirect distribution channels, (iii) current product concentration, (iv) the Company's dependence on key personnel, (v) management of growth, (vi) the Company's inability to provide complete protection with respect to its proprietary intellectual property, (vii) potential product liability or product defects, (viii) the risk of targeted attacks against the Company and (ix) government regulation of the Company's products. For a more complete description of these risks, stockholders and others are encouraged to review the section captioned "Risk Factors" in the Company's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on March 23, 1998.




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